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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                 Schedule 14D-9
                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

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                                Dana Corporation
                            (Name of Subject Company)

                                Dana Corporation
                      (Name of Person(s) Filing Statement)

                     Common Stock, Par Value $1.00 Per Share
                         (Title of Class of Securities)

                                   235811 10 6
                      (CUSIP Number of Class of Securities)

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                         Michael L. DeBacker, Secretary
                                Dana Corporation
                                4500 Dorr Street
                               Toledo, Ohio 43615
                                 (419) 535-4500
 (Name, Address and Telephone Number of Person Authorized to Receive Notice and
           Communications on Behalf of the Person(s) Filing Statement)

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                                 With copies to:

                                Adam O. Emmerich
                                  David C. Karp
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                                 (212) 403-1000


[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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